Exhibit 16.1

April 12, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Comstock Holding Companies, Inc. (copy attached as Appendix A), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Comstock Holding Companies, Inc. dated April 14, 2016, with indicated dismissal date of April 12, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP, 1800 Tysons Blvd, McLean, VA 22102 T: (703) 918 3000, F: (703) 918 3100, www.pwc.com/us

Appendix A

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of Independent Registered Public Accounting Firm.

On April 12, 2016, the Audit Committee of the Board of Directors of Comstock Holding Companies, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm effective as of April 12, 2016.

The audit reports of PwC on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s two most recent fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through April 12, 2016 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided PwC with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”), and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not PwC agrees with the statements made above. A copy of PwC’s letter, dated April 12, 2016, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

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